Exhibit 3.30.1
ARTICLES OF DOMESTICATION OF
NAVIOS SHIPMANAGEMENT INC.
UNDER SECTION 127(2) OF THE BUSINESS CORPORATIONS ACT
     Pursuant to Division 14 of the Marshall Islands Business Corporations Act, the undersigned, Robert G. Shaw, the Treasurer of Navios ShipManagment Inc., a Liberian corporation, for the purpose of transferring the domicile of the corporation to the Marshall Islands and continuing its existence, does hereby certify that:
1.	The name of the corporation is Navios ShipManagment Inc. hereinafter, the “Corporation”).

2.	The Corporation was organized (chartered, incorporated, etc.) under the laws of Liberia on the 15th day of July, 1998, and presently has a domicile (seat, registered office, etc.) in Liberia.

3.	This transfer of domicile has been approved by all necessary corporate action.

4.	Transfer of domicile is not expressly prohibited under the law of the Corporation’s present domicile.

5.	This transfer is made in good faith and will not serve to hinder, delay, or defraud existing shareholders, creditors, claimants, or other parties in interest.

6.	The name of the Corporation’s Registered Agent is The Trust Company of the Marshall Islands, Inc. The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960.

7.	These Articles of Domestication shall be effective upon fling with the Registrar or Deputy Registrar of Corporations of the Marshall Islands.

8.	Annexed hereto is a copy of the Certificate of Incorporation and Memorandum and Articles of Incorporation and all amendments thereto as filed in the Corporation’s present domicile.
       IN WITNESS WHEREOF, I have executed these Articles of Domestication on this 5th day of January, 2004.

NAVIOS SHIPMANAGEMENT INC.
By:	/s/ Robert G. Shaw
Robert G.Shaw, Treasurer